Exhibit 10.2

INVESTMENT AGREEMENT

by and among

WESTERN DIGITAL CORPORATION,

ELLIOTT ASSOCIATES, L.P.

and

ELLIOTT INTERNATIONAL, L.P.

Dated as of January 31, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS BETWEEN THE PARTIES. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE DULY AUTHORIZED AND APPROVED EXECUTION OF THIS DOCUMENT BY EACH OF THE PARTIES AND THE DELIVERY OF AN EXECUTED COPY BY EACH OF THE PARTIES.

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

Exhibits
Exhibit A:	Form of Certificate of Designations
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Knowledge of the Company
Exhibit D:	Competitors

iii

INVESTMENT AGREEMENT, dated as of January 31, 2023 (this “Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), and Elliott International, L.P., a Cayman Islands limited partnership (“EILP” and, together with EALP and their respective successors and any Affiliate that becomes a party hereto pursuant to Section 7.03, the “Investors”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Investors, and the Investors desire to purchase and acquire from the Company, an aggregate of 235,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”), having the designation, preferences, rights, privileges, powers, and terms and conditions, as specified in the form of the Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock attached hereto as Exhibit A (the “Certificate of Designations”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into the Apollo Investment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Holding Requirement” means that the Investor Parties continue to beneficially own shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis (without regard to the provisions of Section 5.08), at least 25% of the number of shares of Common Stock beneficially owned by the Investor Parties in the aggregate on an as-converted basis as at the Closing (without regard to the provisions of Section 5.08), in each case as appropriately adjusted to account for any event that results in an adjustment to the Conversion Price in accordance with the applicable section of the Certificate of Designations; provided, that, to the extent the Company undertakes a Standalone Spin-Off, from and after such Spin-Off, for purposes of calculating this 25% Beneficial Holding Requirement, the number of shares of Preferred Stock and/or Common Stock beneficially owned by the Investor Parties as of the Closing shall equal (a) the Acquired Shares (as defined below) less (b) the SpinCo Preferred Stock (as defined below).

“50% Beneficial Holding Requirement” means that the Investor Parties continue to beneficially own shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis (without regard to the provisions of Section 5.08), at least 50% of the number of shares of Common Stock beneficially owned by the Investor Parties in the aggregate on an as-converted basis as at the Closing (without regard to the provisions of Section 5.08), in each case as appropriately adjusted to account for any event that results in an adjustment to the Conversion Price in accordance with the applicable section of the Certificate of Designations; provided, that, to the extent the Company undertakes a Standalone Spin-Off, from and after such Spin-Off, for purposes of calculating this 50% Beneficial Holding Requirement, the number of shares of Preferred Stock and/or Common Stock beneficially owned by the Investor Parties as of the Closing shall equal (a) the Acquired Shares (as defined below) less (b) the SpinCo Preferred Stock (as defined below).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, including any investment fund, vehicle or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for clarity, an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, and (ii) other than in the case of the definitions of “Third Party”, “Investor Party” and “Investor Related Party”, Section 4.08, Article VI, Section 7.03 or Section 7.13, in no event shall any of the Investor Parties or any of their respective Subsidiaries be considered an Affiliate of any portfolio company affiliated with or managed by affiliates of Elliott, nor shall any other portfolio company affiliated with or managed by affiliates of Elliott be considered to be an Affiliate of an Investor Party or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo” means Apollo Global Management, Inc. and its Affiliates.

“Apollo Investor” means AP WD Holdings, L.P. and each Affiliate of AP WD Holdings, L.P. to whom shares of Preferred Stock or Common Stock are transferred in accordance with the terms of the Apollo Investment Agreement.

“Apollo Transaction Documents” means, collectively, the Investment Agreement, dated as of the date hereof, by and between the Company and AP WD Holdings, L.P. (the “Apollo Investment Agreement”) together with the Certificate of Designations and the Registration Rights Agreement.

“Applicable Threshold” means, as of any particular date, the number of shares of Common Stock issuable to the Investor Parties upon conversion of shares of Preferred Stock as of such date without regard to any restrictions on the Investor Parties’ right to convert shares of the Preferred Stock (including Section 5.08).

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock (at the Conversion Price in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock on such date (at the Conversion Price in effect on such date as set forth in the Certificate of Designations).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act as in effect on the date hereof; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock), except as otherwise expressly provided in Section 5.08.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company ESPP” means the Amended and Restated 2005 Employee Stock Purchase Plan.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, restrictive covenant, relocation, clawback, fringe benefit, cafeteria, disability, consulting, change in control, employment, compensation, incentive, bonus, retention, stock option, restricted stock, restricted or deferred stock unit, stock purchase, phantom stock or other equity or equity-based compensation (including the Company Stock Plans and all outstanding awards granted thereunder, and the Company ESPP), deferred compensation or other benefit or compensation, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, including on account of an ERISA Affiliate, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Related Party” means the Company and its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“Company Stock Plans” means the Amended and Restated Western Digital Corporation 2021 Long-Term Incentive Plan, the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan, the 2021 Long-Term Incentive Plan Non-Employee Director Restricted Stock Unit Grant Program, the SanDisk Corporation 2013 Incentive Plan, the Virident Systems, Inc. 2006 Stock Plan and the Amended and Restated Western Digital Corporation Non-Employee Directors Stock For Fees Plan, each as may be amended from time to time.

“Confidential Information” means any information required to be furnished by or on behalf of the Company or any of its Representatives to the Investors pursuant to the terms of this Agreement, whether disclosed orally or in writing, that (i) is proprietary to the Company and pertains to the business of the Company, (ii) may be reasonably recognized as confidential and proprietary in nature by the Investors, and (iii) (A) if tangible material, is conspicuously marked “confidential” at the time of its delivery to the Investors, or (B) if oral information, is identified as “confidential” at the time of its disclosure to the Investors, or if such information is inadvertently not marked or identified as “confidential” at the time of disclosure or delivery, is sufficiently identified and designated as “confidential” by the Company in a written document and delivered or e-mailed to the Investors within five days after the disclosure or delivery; provided that, notwithstanding anything to the contrary in this Agreement, “Confidential Information” does not and will not include (1) any information that is or becomes generally available to the public other than as a result of a disclosure by the Investors in breach of Section 5.04, (2) any information that is obtained by, or that is or becomes available to, the Investors or their Affiliates in the normal course of any business dealings between the Parties without obligation of confidentiality, (3) any information that becomes legally available to the Investors or their Affiliates from a source other than the Company who is not, to the knowledge of the Investors, bound by a confidentiality obligation to the Company with respect to such information, or (4) any information that was or is independently developed by the Investors or their Affiliates or on their behalf; and provided, further, that, notwithstanding anything to the contrary in this Agreement, the Investors may, upon written notice to the Company, request not to receive any information that is otherwise contemplated to be furnished by the Company to the Investors pursuant to the terms of this Agreement.

“Conversion Price” has the meaning set forth in the Certificate of Designations.

“Convertible Notes” means $1,100,000,000 of the Company’s 1.50% Convertible Senior Notes due 2024 and any successor debt securities issued to refinance the Convertible Notes.

“Covered Financing” means any financing transaction not otherwise subject to Section 5.15 in which Apollo, the Apollo Investor or their respective Affiliates are a party and (x) a consent is required pursuant to Section 5.18 of the Apollo Investment Agreement as in effect on the date hereof to effect such transaction or (y) any amendment to the terms of the Preferred Stock is effected in connection with such transaction.

“Credit Agreement” means the Amended and Restated Loan Agreement, dated as of January 7, 2022 (as amended by Amendment No. 1, dated as of December 23, 2022 and as further amended, modified or restated from time to time), among the Company, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“Delayed Draw Facility” means that certain Loan Agreement, dated as of January 25, 2023 (as amended, modified or restated from time to time), among the Company, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“Elliott” means Elliott Investment Management L.P., a Delaware limited partnership.

“Elliott Director” means any Elliott Director appointed to the Board pursuant to paragraph 3 of the Elliott Letter Agreement.

“Elliott Letter Agreement” means that certain letter agreement, dated as of June 7, 2022, between Elliott and the Company in respect of prior investments by the Investors in Common Stock of the Company, as amended as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any member of any group of organizations described in Section 414(b), (c), (m), (n) or (o) of the Code of which the Company or such Subsidiary is a member. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Flash Business” means the “Flash” operating segment of the Company described in the Company’s Form 10-K for the fiscal year ended July 1, 2022.

“Fundamental Change” has the meaning set forth in the Certificate of Designations.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03(a), 3.12, 3.13 and 3.18.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means, collectively, (i) the indenture dated February 13, 2018 (as amended or supplemented from time to time) among the Company, as issuer, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (the “Base Indenture”) in connection with the Company’s issuance of the Convertible Notes and the $2,300,000,000 aggregate principal amount 4.750% Senior Unsecured Notes due 2026 (the “2026 Notes”), and (ii) the First Supplement Indenture to Base Indenture dated December 10, 2021 among the Company, as issuer, and U.S. Bank National Association as trustee in connection with the Company’s issuance of the $500,000,000 aggregate principal amount 2.85% Senior Unsecured Notes due 2029 (the “2029 Notes”), and the $500,000,000 aggregate principal amount 3.10% Senior Unsecured Notes due 2032 (the “2032 Notes”), and any successor indenture or other loan agreement entered into to refinance the Convertible Notes, the 2026 Notes, the 2029 Notes or the 2032 Notes.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair (i) the consummation by the Investors of any of the Transactions on a timely basis or (i) the compliance by the Investors with their respective obligations under this Agreement.

“Investor Parties” means the Investors and each Affiliate of the Investors to whom shares of Preferred Stock or Common Stock are transferred in accordance with the terms of this Agreement.

“Investor Related Party” means the Investors and any other financing sources of the Investors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Exhibit C, in each case after reasonable inquiry with his or her direct reports.

“Labor Laws” means all Laws relating to labor and employment, including but not limited to, all Law relating to employment and independent contractor practices, wages, equal employment opportunity, affirmative action and other hiring practices, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, occupational health and safety, labor relations, unions, withholdings, payment of wages and overtime, meal and rest periods, workplace safety, employee benefits, pay equity, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), leaves of absence, family and medical leave, civil rights, retaliation, discrimination, sexual or other workplace harassment, the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder and any similar state, local or foreign Law, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the

Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985 and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act, or any similar state, local or foreign Law.

“Leased Real Property” means all right, title and interest of the Company and its Subsidiaries to any leasehold interests in any real property, together with all buildings, structures, improvements and fixtures thereon.

“Lien” means, with respect to any real, tangible, intangible or mixed property or asset of any Person, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such real, tangible, intangible or mixed property or asset, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to (i) consummate the Transactions on a timely basis or (ii) comply with its obligations under this Agreement; provided, however, that, for purposes of clause (x) above, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case occurring after the date hereof, (2) the public announcement of a Spin-Off, this Agreement, the Apollo Transaction Documents, the Transaction Documents or the consummation of the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries (w) that is expressly required by this Agreement or the Transaction Documents, (x) to negotiate and consummate a Spin-Off and any Subsequent Transaction (except as otherwise expressly prohibited by this Agreement or the Transaction Documents), (y) with the Investors’ express written consent, or (z) at the Investors’ express prior written request, (6) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that this clause (6) shall not prevent a determination that the underlying cause of any such change or decline is a Material Adverse Effect), (7) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (7) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect), (8) any change or prospective change in the Company’s credit ratings (it being understood that this clause (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change or prospective change is a Material Adverse Effect), (9) any change resulting or arising from the identity of the Investors or any of their respective Affiliates or (10) any actions taken at the written request of the Investors; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (B)(3) or (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means the NASDAQ Global Select Market.

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investors, the form of which is set forth as Exhibit B hereto.

“Regulatory Laws” means, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Restricted Persons” means (i) any transferee listed on Exhibit D hereto and its controlled Affiliates, which list may be updated in writing from time to time by the Board with respect to additional bona fide competitors of the Company (each, a “Competitor”), or (ii) any of the Persons who, as of the time of the applicable proposed Transfer, has been listed on the “SharkWatch 50” list (or, if publication of such list has been discontinued, such other list of significant activist investors selected by the Board to replace such list unless and until such time as the publication of such replacement list is discontinued) during the immediately preceding three (3) year period; provided, that for the purposes hereof, none of Apollo, the Apollo Investor, their respective Affiliates, or any Affiliate of any Investor Party will be deemed a Restricted Person.

“Revolving Credit Facility” means the credit facility pursuant to the Credit Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Assumed Amount” means, in a Standalone Spin-Off, one-third of the then-outstanding shares of Preferred Stock owned by the Investor Parties.

“SpinCo” means the entity that will directly or indirectly own the applicable assets and liabilities of the Flash Business in connection with the anticipated contribution or transfer of all or substantially all of such business in a Spin-Off.

“Spin-Off” means the consummation of a separation of all or substantially all of the Flash Business through a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to a wholly-owned Subsidiary of the Company and the distribution of all of the outstanding equity securities of such Subsidiary to the holders of Common Stock as of a record date to be determined by the Board, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby (it being understood that such a distribution shall be a Spin-Off only to the extent that the Company has obtained a Tax Opinion or Ruling with respect to such distribution).

“Spin-Off Transaction Documents” means all transaction documents prepared in connection with, arising out of, or relating to, a Spin-Off or any transactions related thereto or undertaken in connection therewith.

“Standalone Spin-Off” means a Spin-Off where the Company does not enter into a definitive agreement with respect to a Subsequent Transaction prior to the closing of such Spin-Off.

“Subsequent Transaction” means the sale, merger, combination or other transfer of all or substantially all of the Flash Business, in one or more related transactions, to or with a Third Party, which sale, merger, combination or other transfer occurs subsequent to a Spin-Off, but pursuant to a plan agreed to prior to the closing of such Spin-Off.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees, together with any interest, penalties, and additions to tax imposed by any Governmental Authority.

“Tax Opinion or Ruling” means a “will” level opinion from national recognized tax counsel or a U.S. Internal Revenue Service private letter ruling to the effect that a distribution meets the requirements of Section 355 or Section 361, as the case may be, and is not a distribution to which Section 355(d) or (e) applies.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Taxing Authority, including consolidated, combined and unitary tax returns.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third Party” means a Person other than the Investors and each of their respective Affiliates.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents; provided, that, for the avoidance of doubt, “Transactions” shall not include a Spin-Off or any Subsequent Transaction.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any voting interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Company or (iii) the transfer (other than by an Investor Party) of any limited partnership interests or other equity interests in the Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	3.07
Agreement	Preamble
Announcement	5.03
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Beneficial Ownership Limitation	5.08(c)
Board Observer	5.08(h)
Capitalization Date	3.02(a)
Certificate of Designations	Recitals
Class	5.08(a)
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Contract	3.03(b)
Conversion Shares	5.08(b)
DOJ	5.01(c)
Excluded Stock	5.15(a)
Ex-Im Laws	3.08(e)
Filed SEC Documents	Article III
Foreclosure	5.06(e)
FTC	5.01(c)
Hedging Arrangements	5.06(b)
Identified Person	5.08(k)
Identified Persons	5.08(k)
Initial Investor Rights	7.03(b)
Intellectual Property Rights	3.22
Investors	Preamble
IT Systems and Data	3.23
J.P. Morgan	3.13
Judgments	3.07
Laws	3.08(a)
Material Contract	3.09

Term	Section
Multiemployer Plan	3.14(a)
Open Windows	5.17(c)
Organizational Documents	5.08(j)
Participation Portion	5.15(b)(ii)
Permits	3.08(a)
Permitted Loan	5.06(e)
Preferred Stock	Recitals
Proposed Other Financing	5.15(b)(i)
Proposed Securities	5.15(b)(i)
Purchase Price	2.01
Related Companies	5.08(k)
Related Company	5.08(k)
Required Regulatory Approvals	5.01(a)
Restricted Issuance Information	5.15(b)(ii)
Sanctioned Country	3.08(b)
Sanctioned Person	3.08(b)
Sanctions	3.08(b)
Significant Subsidiary	3.01(b)
Specified Exception	5.05(h)
SpinCo Preferred Stock	5.10(b)(i)
Subsequent Transaction Announcement	5.06(b)
Transfer	1.01
USRPHC	3.11

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale. On the terms of this Agreement and subject to the conditions set forth herein, at the Closing, the Investors shall purchase and acquire from the Company an aggregate of 235,000 shares of Preferred Stock, and the Company shall issue, sell and deliver to the Investors, such shares of Preferred Stock (the “Acquired Shares”) for a purchase price per Share equal to $1,000 and an aggregate purchase price of $235,000,000 (such aggregate purchase price, the “Purchase Price”), in each case in the amounts set forth opposite each Investor’s name on Schedule A attached hereto.

Section 2.02 Closing.

(a) On the terms of this Agreement, and subject to the conditions set forth herein, the closing of the sale and purchase of the Acquired Shares (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement at the offices of Gibson, Dunn & Crutcher LLP at 200 Park Avenue, New York, NY 10166 (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) the Company shall:

(1) file with the Secretary of State of the State of Delaware the Certificate of Designations, and shall deliver to the Investors a certified copy thereof;

(2) deliver to the Investors (A) evidence of book-entry shares representing the Acquired Shares credited to book-entry accounts maintained by the transfer agent of the Company, free and clear of all Liens, except restrictions imposed by applicable securities Laws, the Company Charter Documents and the Transaction Documents, and (B) the Registration Rights Agreement, duly executed by the Company; and

(3) pay the expense reimbursement amount set forth in Section 7.11 to the Investors (or their respective designees), by offset against the Purchase Price; and

(ii) the Investors shall (1) pay the Purchase Price (net of the expense reimbursement amount set forth in Section 7.11) to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing at least one (1) Business Day prior to the Closing Date, (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investors and/or their applicable Affiliates and (3) deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Investors that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investors prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after July 2, 2022 and prior to the date hereof (the “Filed SEC Documents”), other than any disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.06, 3.12, 3.13 and 3.18):

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing (if applicable) under the Laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries that is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) (each, a “Significant Subsidiary”) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 450,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 27, 2023 (the “Capitalization Date”), (i) 319,327,848 shares of Common Stock were issued and outstanding, (ii) 25,319,401 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 8,289,015 shares of Common Stock were reserved and available for issuance under the Company ESPP, (iv) 12,632,063 shares of Common Stock could be issued upon conversion of the Convertible Notes and (v) no shares of Company Preferred Stock were issued or outstanding.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iv) no obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.

(c) As of the date of this Agreement, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) The Acquired Shares and the shares of Common Stock issuable upon conversion of the Acquired Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable foreign and state securities Laws, Liens contemplated by the Transaction Documents and Section 5.06. The Acquired Shares, when issued, and the shares of Common Stock issuable upon conversion of the Acquired Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Certificate of Designations. The shares of Common Stock issuable upon conversion of the Acquired Shares have been duly reserved for such issuance.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens.

Section 3.03 Authority; Non-contravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and the Board has duly reserved (x) the shares of Preferred Stock to be issued in accordance with the terms and conditions of the Certificate of Designations and (y) the shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock. No other action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investors, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained at or prior to the Closing Date (other than the authorizations, consents and approvals referred to in Section 3.04(b), which are to be obtained following the Closing in accordance with Section 5.01) and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired at or prior to the Closing Date (other than the filings referred to in Section 3.04(b), which are to be made and any waiting periods thereunder are to terminate or expire following the Closing in accordance with Section 5.01), (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or accelerate the performance required by the Company under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04 Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State for Delaware, (b) filings required under, and compliance with other applicable requirements of the HSR Act and any other applicable Regulatory Laws, (c) filings with the SEC under the Securities Act and Exchange Act and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of or filing, license, permit or authorization, declaration or registration with, or notice to any Governmental Authority or any stock market or stock exchange is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since July 3, 2021 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Company is eligible to file a registration statement on Form S-3, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iv) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable Laws.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of July 1, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any such liabilities related to any breach of Contract, violation of Law or tort) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since July 3, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is, and has been at all times since July 3, 2021, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NASDAQ.

Section 3.06 Absence of Certain Changes. Since July 2, 2022, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related thereto, there has not been any Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending legal or administrative proceeding, suit, audit, charge, claim, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Actions have been threatened by any Governmental Authority or any other Person or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are and since July 3, 2021 (or such later date as the applicable Laws may have come into effect) have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations having the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, including the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive (2002/58/EC), and any national legislation implementing or supplementing the foregoing in the European Union, to the extent applicable. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, agents, employees or affiliates of the Company or any of its Subsidiaries is currently a person with whom dealings are prohibited under, or who is a subject of, any economic or other trade sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions” and any such person, a “Sanctioned Person”), nor is the Company or any of its Subsidiaries located or organized in a country or territory that is the subject or target of country-wide or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine) (each, a “Sanctioned Country”). The Company and its Subsidiaries have not for the past two years engaged in any dealings or transactions in violation of Sanctions.

(c) None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee from corporate funds; or (iii) violated or is in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company and its Subsidiaries have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to promote compliance with all applicable anti-bribery and anti-corruption laws.

(d) The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

(e) The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all Laws applicable to the Company and its Subsidiaries relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection (collectively, “Ex-Im Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

Section 3.09 Contracts. Each Contract that is material to the business of the Company and its Subsidiaries, taken as a whole (each, a “Material Contract”), and to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Taxing Authority is currently in progress or threatened in writing, (d) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and (e) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.11 Real Property Holding Corporation. The Company is not currently and has not been during the prior five (5) years a United States real property holding corporation (a “USRPHC”) within the meaning of Section 897 of the Code. If the Flash Business were, as of the date hereof, owned by a single domestic corporation which held no other businesses or assets, such corporation would not be a USRPHC within the meaning of Section 897 of the Code.

Section 3.12 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.13 Brokers and Other Advisors. Except for Qatalyst Partners LP (“Qatalyst”), Lazard Ltd (“Lazard”) and J.P. Morgan Securities LLC (“J.P. Morgan”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.14 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each material Company Plan has been established, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no material Company Plan subject to the Laws outside of the United States which covers individual service providers located outside of the United States has any unfunded or underfunded liabilities or obligations; and (iii) to the Knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its Subsidiaries or their respective ERISA Affiliates contributes (a “Multiemployer Plan”) is in compliance with ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to any “employee pension benefit plan” (as defined under Section 3(2) of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates; (ii) no “single-employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA

Affiliates, if such “single-employer plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001 of ERISA); (iii) neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or, to the Knowledge of the Company, reasonably expects to incur (A) any liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) any liability under Section 412 of the Code or tax imposed by Section 4971, 4975 or 4980B of the Code; and (iv) each “employee pension benefit plan” established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with the occurrence of a subsequent event (e.g., a termination of employment or service)) (i) result in any material payment becoming due, or materially increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Plan; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 3.15 Labor Matters. The Company and its Subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements any material loss or interference with its business from (i) fire, explosion, flood or other calamity, whether or not covered by insurance, (ii) any labor dispute or court or governmental action, order or decree or (iii) any Actions against the Company or any of its Subsidiaries alleging violation of any Labor Laws or breach of any collective bargaining agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all Labor Laws. Except as disclosed on Schedule I hereto, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to the Knowledge of the Company, are there any union organizational activities or proceedings to organize any employees of the Company or any of its Subsidiaries. There are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other collective labor actions by or with respect to the employees of the Company or any of its Subsidiaries.

Section 3.16 Sale of Securities. Based in part on the representations and warranties set forth in Section 4.05, the sale and offer of the Acquired Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.17 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ, nor has the Company received as of the date of this Agreement any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing or otherwise.

Section 3.18 Status of Securities. As a result of the approval by the Board referred to in Section 3.03(a), the Acquired Shares to be issued pursuant to this Agreement, and the shares of Common Stock to be issued upon conversion of the Acquired Shares, have been duly authorized and reserved for issuance by all necessary corporate action of the Company. The respective rights, preferences, privileges, and restrictions of the Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designations).

Section 3.19 NASDAQ Notification. The Company has provided the applicable listing of additional shares notification to NASDAQ, and received oral confirmation from NASDAQ that the listing of additional shares review process has been completed, and NASDAQ has not made any objection (not subsequently withdrawn) that the consummation of the transactions contemplated by this Agreement would violate NASDAQ listing rules applicable to the Company and that if not withdrawn would result in the delisting of the shares of Common Stock issuable upon the conversion of the Preferred Stock issued to the Investors pursuant to this Agreement and pursuant to the Certificate of Designations.

Section 3.20 Indebtedness.

(a) Except for (i) the Credit Agreement, (ii) the Indenture or (iii) the Delayed Draw Facility, the Company is not party to any Contract, and is not subject to any provision in the Company Charter Documents or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations.

(b) The Company and its Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, are not in material breach of, default or violation under, the Revolving Credit Facility or the Indenture and no event has occurred that with notice or lapse of time, or both, would constitute such a material breach, default or violation.

Section 3.21 Real Property. The Company and its Subsidiaries collectively have good and marketable title in fee simple to all real property and good and marketable title to all items of personal property owned by them which are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such as do not materially interfere with the use of such property by the Company and its Subsidiaries; and any material real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use of such property by the Company and its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there have been no releases of hazardous substances at, on, or under any facility currently owned by the Company or any of its Subsidiaries or any Leased Real Property that would reasonably be expected to give rise to liability under applicable Laws regarding pollution or protection of the environment.

Section 3.22 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and each of its Subsidiaries possess valid and enforceable rights to use all trademarks, logos, trade names, Internet domain names, patent rights, copyrights, trade secrets, know-how, rights in computer software and other similar intellectual property rights (together with all goodwill associated with, any registrations of, or applications for registration of any of the foregoing, collectively, “Intellectual Property Rights”) that are used in the operation of the Company and its Subsidiaries as currently conducted; (ii) all Owned Intellectual Property are valid and enforceable; (iii) to the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated any of the Owned Intellectual Property; (iv) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or violated at any time since July 3, 2021, and does not infringe, misappropriate or violate, the Intellectual Property Rights of any other Person; (v) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries; (vi) no material source code owned (or purported to be owned) by the Company or any of its Subsidiaries has been disclosed or otherwise made available to any Person (excluding an escrow agent), and, to the Knowledge of the Company, no circumstance or condition exists that (with or without notice or lapse of time, or both) would result in a requirement that any such source code be disclosed, licensed or made available to any third party (other than an escrow agent); and (vii) neither the Company nor any of its Subsidiaries has received any notice of any third-party allegations or claims that (A) the Company or any of its Subsidiaries or the conduct of their respective businesses infringe or conflict with asserted Intellectual Property Rights of others or (B) challenge the ownership or validity of any Owned Intellectual Property.

Section 3.23 Data Security; Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company and its Subsidiaries, since July 3, 2021, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s and its Subsidiaries’ information technology and computer systems, networks, equipment, hardware, software, data and databases, including all personally identifiable information and sensitive and confidential data maintained, processed or stored by the Company and its Subsidiaries (collectively, “IT Systems and Data”), and any such personally identifiable information and sensitive and confidential data of the Company and its Subsidiaries that is processed or stored by third parties on behalf of the Company and its Subsidiaries, except for those that have been remedied; (ii) the Company and its Subsidiaries have implemented and maintain controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards, or as required by applicable laws or statutes; and (iii) the Company and its Subsidiaries are presently in compliance with, and since July 3, 2021 have complied with, all applicable laws or statutes relating to privacy and security of IT Systems and Data.

Section 3.24 Affiliate Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors) that is material to the Company and its Subsidiaries, taken as a whole. Since July 3, 2021, neither the Company nor any Subsidiary has entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than (i) between the Company itself and any of its Subsidiaries or (ii) between any of the Subsidiaries themselves), on the other hand, except in compliance with the Company’s related party transaction policy.

Section 3.25 Apollo Transaction Documents. As of the date hereof, the Apollo Transaction Documents have not been amended, waived or modified by or with the consent of the Company or any of its Subsidiaries, and no such amendment, waiver, modification, withdrawal or rescission is contemplated. Except for the Apollo Transaction Documents, neither the Company nor any of its Subsidiaries has entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the transactions contemplated by the Apollo Transaction Documents.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, in any Transaction Documents or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investors or their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investors acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, the Transaction Documents, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investors or their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investors or their Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investors.

ARTICLE IV

Representations and Warranties of the Investors

The Investors represent and warrant to the Company:

Section 4.01 Organization; Standing. Each Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership power and authority to carry on its business as presently conducted.

Section 4.02 Authority; Non-contravention.

(a) The Investors have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party and to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investors of this Agreement and the other Transaction Documents and the consummation by the Investors of the Transactions have been duly authorized and approved by all necessary action on the part of the Investors, and no further action, approval or authorization by any of their respective partners, is necessary to authorize the execution, delivery and performance by the Investors of this Agreement and the other Transaction Documents and the consummation by the Investors of the Transactions. This Agreement has been duly executed and delivered by the Investors and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Investors, enforceable against the Investors in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investors, nor the consummation of the Transactions by the Investors, nor performance or compliance by the Investors with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the limited partnership agreement or other comparable organizational documents of the Investors, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained at or prior to the Closing Date (other than the authorizations, consents and approvals referred to in Section 4.03(b), which are to be obtained following the Closing in accordance with Section 5.01) and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired at or prior to the Closing Date (other than the filings referred to in Section 4.03(b), which are to be made and any waiting periods thereunder are to terminate or expire following the Closing in accordance with Section 5.01), (x) violate any Law or Judgment applicable to the Investors or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investors are a party or accelerate the Investors’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for the filing by the Company of the Certificate of Designations with the Delaware Secretary of State, based on the information provided to the Investors’ Representatives by the Company and its Representatives, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investors, the performance by the Investors of their respective obligations hereunder and thereunder and the consummation by the Investors of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investors, except for Persons, if any, whose fees and expenses will be paid by the Investors.

Section 4.05 Purchase for Investment. The Investors acknowledge that the offer and sale of the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investors (a) acknowledge that they are acquiring the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Acquired Shares or the Common Stock issuable upon the conversion of the Acquired Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) have such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares and of making an informed investment decision, (d) are “accredited investors” (as that term is defined by Rule 501 of the Securities Act) and “Institutional Accounts” (as that term is defined by FINRA Rule 4512(c)), and (e) (1) have reviewed the information that they consider necessary or appropriate to make an informed investment decision with respect to the Acquired Shares and the Common Stock issuable upon conversion of the Acquired Shares, (2) have had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to them or to which they had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares indefinitely and (ii) a total loss in respect of such investment. The Investors have such knowledge and experience in business and financial matters so as to enable them to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares.

Section 4.06 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investors and their respective Representatives, the Investors and their respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, in each case containing forward-looking information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investors hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans to the extent each of them contain forward-looking information with which the Investors are familiar, that the Investors are making their own evaluation of the adequacy and accuracy of such forward-looking information so furnished to the Investors (including the reasonableness of the assumptions underlying such forward-looking information), and that except for the representations and warranties made by the Company in Article III, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, and other than for fraud, the Investors will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.07 Financial Advisor. Each of (a) J.P. Morgan, Qatalyst and Lazard is acting as a financial advisor to the Company and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investors, the Company or any other person or entity in connection with the Transactions, (b) J.P. Morgan, Qatalyst and Lazard has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transactions, (c) J.P. Morgan, Qatalyst and Lazard will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, and (d) J.P. Morgan, Qatalyst and Lazard shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investors, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investors, or to any person claiming through the Investors, in respect of the Transactions.

Section 4.08 Big Boy Representation. Each Investor understands and acknowledges that the Company is in possession of information about the Company and its subsidiaries and their respective securities (including information relating to a Spin-Off and potential Subsequent Transaction that, at the Investors’ request, has not been provided to the Investors). Any such information may include material non-public information that may or may not be material or superior to information available to the Investors. Each Investor hereby waives any claim, or potential claim, it has or may have against the Company and any its Affiliates relating to the Company’s possession of material non-public information.

Section 4.09 No Other Representations or Warranties. Except for the representations and warranties made by the Investors in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investors nor any other Person acting on their behalf makes any other express or implied representation or warranty with respect to the Investors or any of their respective Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investors in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investors nor any other Person makes or has made any express or implied representation or warranty to the Investors or their Representatives with respect to any oral or written information presented to the Company or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investors.

ARTICLE V

Additional Agreements

Section 5.01 Reasonable Best Efforts; Filings.

(a) Subject to the terms and conditions of this Agreement, including the terms of this Section 5.01, to the extent required under the HSR Act and any other applicable Regulatory Laws (collectively, the “Required Regulatory Approvals”) with respect to the Investors’ receipt of Compounded Dividends (as defined in the Certificate of Designations), each of the Company and the Investors shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to obtain or submit, as the case may be, as promptly as practicable after notice by the Investors to the Company that any such Required Regulatory Approvals may be required, all Required Regulatory Approvals. In furtherance of the foregoing, each of the parties hereto shall cooperate with each other to evaluate and identify any filings, consents, clearances or approvals required with respect to the receipt of Compounded Dividends by the Investors under or in connection with any Regulatory Law. Upon notice by the Investors to the Company that any such restrictions may be necessary to avoid violation of Regulatory Law, the Company and the Investors agree to cooperate to issue Compounded Dividends identified in such notice in a form without voting rights or conversion rights into Common Stock, which restrictions would be removed upon obtaining any such Required Regulatory Approvals.

(b) The Company and the Investors agree to make any required filings pursuant to the HSR Act and any other Required Regulatory Approvals with respect to the receipt of Compounded Dividends by the Investors as promptly as reasonably practicable following notice by the Investors that such Required Regulatory Approvals may be required, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, so as to enable the Investors to receive Compounded Dividends in a form free of restrictions on voting or conversion.

(c) Each of the Company and the Investors shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with any Required Regulatory Approvals and in connection with any investigation or other inquiry by or before a Governmental Authority relating to any Required Regulatory Approvals, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investors, as the case may be, from or given by the Company or the Investors, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any Required Regulatory Approvals, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with any Required Regulatory Approvals, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Any documents or other materials provided pursuant to this Section 5.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.01(c) as “outside counsel only material”.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.01 or elsewhere in this Agreement shall require the Investors to take any action with respect to any of their controlled Affiliates or their direct or indirect portfolio companies, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of the Investors. The parties agree that all obligations of other parties related to regulatory approvals shall be governed exclusively by this Section 5.01.

Section 5.02 Corporate Actions. At any time that any Preferred Stock is outstanding, the Company shall (i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Preferred Stock then outstanding; and (ii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NASDAQ (or any other national securities exchange upon which the Common Stock may subsequently be listed) in respect of the Common Stock other than in connection with a Fundamental Change (other than a delisting pursuant to the definition thereof) pursuant to which the Company satisfies in full its obligations under the Certificate of Designations. The Company agrees that is shall not register the Preferred Stock under Section 12 of the Exchange Act unless required to do so by applicable Law.

Section 5.03 Public Disclosure. The Investors and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investors and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Investors (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding the foregoing, (i) this Section 5.03 shall not prohibit any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement and (ii) the Investor Parties may, without consulting the Company, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

Section 5.04 Confidentiality. The Investors will take reasonable precautions to safeguard the confidentiality of all Confidential Information; provided, however, that the Investors will be permitted to furnish and otherwise disclose Confidential Information: (i) to its Affiliates and its and its Affiliates’ respective Representatives who have a reasonable need to know or receive any such Confidential Information and who are advised or made aware that such Confidential Information is confidential and instructed to comply with an obligation of confidentiality not less restrictive than as set forth in this Section 5.04; and (ii) to the extent that disclosure thereof is requested or required by any Law (including without limitation, any rule, regulation or policy statement of any national securities exchange or market on which the Investors’ or their Affiliates’ securities are listed), or any audit or inquiries by a regulator, bank examiner or self-regulatory organization. In the event an Investor or any of its Affiliates or Representative is requested or required to disclose Confidential Information pursuant to applicable Law, such Investor, Affiliate or Representative, as applicable will, except to the extent prohibited by applicable Law, as promptly as practicable give the Company notice of such request and the nature thereof so that the Company may seek an appropriate protective order. Notwithstanding the foregoing, the Investors and their respective Affiliates and Representatives may disclose such information, and need not provide such notice, in connection with a routine legal or regulatory process in the course of their or any of their respective Affiliates’ or Representatives’ businesses (including in response to oral questions, interrogatories or requests for information or documents) involving the Investors or their respective Affiliates or Representatives, as applicable, and a regulatory authority with jurisdiction over such Investor, Affiliate or Representative, as the case may be; provided that the such Investor, Affiliate or Representative shall inform the governmental or regulatory body of the confidential nature of such information and request such authority keep such information confidential, in accordance with such authority’s policies and procedures. Each Investor agrees to be responsible for any breach of the terms of this Section 5.04 applicable to its Affiliates and Representatives by its Affiliates and Representatives, provided that any proceeding in respect of any such breach by any of such Affiliates’ directors, officers, partners, members, employees or controlling persons will be brought against such Investor only.

Section 5.05 [Reserved].

Section 5.06 Transfer Restrictions.

(a) Until the thirty six (36)-month anniversary of the Closing Date, the Investor Parties will not Transfer:

(i) any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) to a Person who is known to be a Restricted Person (after reasonable inquiry); provided, that the foregoing shall not restrict the Investor Parties from Transferring their Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) to a Restricted Person in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board;

(ii) any Common Stock issued upon conversion of any Preferred Stock to a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) that the Investor Parties know that, after giving effect to a proposed Transfer, would beneficially own greater than five percent (5%) of the then outstanding Common Stock; provided, that the foregoing shall not restrict the Investor Parties from Transferring any Common Stock issued upon conversion of any Preferred Stock to a Person or group in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board; or

(iii) any Preferred Stock to a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) that the Investor Parties know, at the time of the proposed Transfer, beneficially own at least three percent (3%) of the then outstanding Common Stock; provided, that the foregoing shall not restrict the Investor Parties from Transferring any Preferred Stock to a Person or group in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board;

provided, that, the forgoing restrictions will not apply to any Transfer undertaken (x) in any underwritten offering (including an underwritten block trade), (y) in broker transactions effected pursuant to Rule 144 or Rule 144A of the Securities Act or (z) to any Affiliate of an Investor Party.

(b) At any time at which the Investor Parties continue to meet the 25% Beneficial Holding Requirement and the Investor Parties’ net beneficial ownership of shares Common Stock is not greater than or equal to the Applicable Threshold, the Investor Parties may not make any “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Preferred Stock or Common Stock, or otherwise establishing or increasing, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the Preferred Stock or Common Stock (collectively, “Hedging Arrangements”). The Investor Parties’ net beneficial ownership referred to herein shall include any shares of Common Stock issuable upon conversion of the Preferred Stock beneficially owned by the Investor Parties as of such date without regard to any conversion restrictions (including Section 5.08).

(c) The Investors agree that, from the date that any Elliott Director is appointed to the Board until the date on which any such Elliott Director ceases to be a member of the Board, except as otherwise set forth in this Agreement, the Investors shall comply with the Company’s trading policies and guidelines applicable to all directors of the Company.

(d) The restrictions set forth in this Section 5.06 shall terminate automatically upon the commencement by the Company or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) of bankruptcy, insolvency or other similar proceedings.

(e) Notwithstanding anything to the contrary (including any of the Company’s policies), at any time from and after the Closing Date, (i) the Investor Parties shall be permitted to Transfer any or all of its Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) in connection with a total return swap or a bona fide loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock to one or more lending institutions as collateral or security for any bona fide loan, advance or extension of credit and any Transfer upon foreclosure (or in lieu of foreclosure) upon such shares of Preferred Stock or Common Stock (a “Permitted Loan”), and (ii) nothing shall prohibit or otherwise restrict the ability of any lender or other creditor or collateral agent under a Permitted Loan (including any agent or trustee on their behalf) or any Affiliate of the foregoing to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the applicable Preferred Stock or Common Stock mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default (any of the foregoing, collectively, a “Foreclosure”) under a Permitted Loan; provided, that, except if undertaken in a registered offering or an offering exempt from registration under Rule 144 or Rule 144A of the Securities Act, such lender or other creditor or collateral agent under a Permitted Loan or any Affiliate of the foregoing shall not sell, dispose of or otherwise Transfer such Preferred Stock or Common Stock to a Restricted Person without the Company’s prior written consent (except as provided any the proviso to Section 5.06(a)); provided further, that in the event that any lender or other creditor or collateral agent under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the applicable Preferred Stock or Common Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, the Investor Parties) shall be entitled to any rights or have any obligations or be subject to any restrictions or limitations set forth in this Agreement

(f) Any attempted Transfer in violation of this Section 5.06 shall be null and void ab initio.

(g) So long as such Transfer is not violation of this Section 5.06, the Company shall cooperate with the Investor Parties in connection with the Transfer of any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock), including providing reasonable and customary information (i) in connection with the relevant Investor Party’s marketing efforts or any such potential transferee’s due diligence or (ii) in order to comply with applicable securities Laws.

(h) For the avoidance of doubt, this Section 5.06 shall not limit any transfer, disposition or hedging of any securities of the Company held by any Investor Party other than the Preferred Stock and the Common Stock issuable upon conversion thereof.

Section 5.07 Legend. (a) All certificates or other instruments representing the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JANUARY 31, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

Section 5.08 Blocker Provisions.

(a) Notwithstanding any provision of the Preferred Stock to the contrary, and subject to Section 5.08(e), any Notice of Conversion (as defined in the Certificate of Designations) with respect to the Preferred Stock submitted by an Investor Party shall be deemed automatically not to have been so delivered, and the Company shall have no obligation to deliver any shares of Common Stock or make any other delivery with respect to such Notice of Conversion, to the extent that the delivery of any shares of Common Stock or any other security otherwise deliverable upon such conversion would result in the Investor Parties, together with their Affiliates or other persons whose beneficial ownership would be aggregated with the Investor Parties, in the aggregate, having beneficial ownership of shares of Common Stock or any other class of any equity security of the Company that is registered pursuant to Section 12 or Section 15 of the Exchange Act (a “Class”) in excess of the Beneficial Ownership Limitation.

(b) For purposes of calculating beneficial ownership for purposes of this Section 5.08, the aggregate number of shares of Common Stock beneficially owned by the Investor Parties shall include (a) the aggregate number of shares of Common Stock issuable upon conversion of the Preferred Stock held by the Investor Parties; (b) the aggregate number of shares of Common Stock beneficially owned by the Investor Parties; and (c) the aggregate number of shares of Common Stock issuable upon exercise, conversion or exchange of any other securities of the Company beneficially owned by the Investor Parties; provided that such calculation shall exclude the number of shares of Common Stock which are issuable upon exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of the Preferred Stock and any other securities of the Company beneficially owned by the Investor Parties (including, without limitation, any convertible or exchangeable notes, convertible stock or warrants) that are subject to the limitation on beneficial ownership described in this Section 5.08 or a limitation on conversion, exchange or exercise analogous to the limitation contained in this Section 5.08. Any purported delivery to the Investor Parties of a number of shares or any other security upon conversion of the Preferred Stock, in either case, shall be void and have no effect to the extent, and only to the extent, that after such delivery, the Investor Parties would have beneficial ownership of shares of Common Stock or any Class in excess of the Beneficial Ownership Limitation. In the event that the issuance of shares of Common Stock to an Investor upon conversion of Preferred Stock results in the Investors being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation (as determined under Section 13(d) of the Exchange Act), the shares issued in connection with such conversion of Preferred Stock (the “Conversion Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Investor shall not have the power to vote or to transfer the Conversion Shares.

(c) For purposes of this Section 5.08, “Beneficial Ownership Limitation” shall mean 4.99% of the number of outstanding shares of Common Stock or other Class, as applicable, in each case outstanding immediately after giving effect to such conversion. Subject to Section 5.08(e), the Investor Parties may, from time to time by written notice to the Company, increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and provided further that the Beneficial Ownership Limitation may not be increased to an amount in excess of the Common Stock Cap Limitation (as defined in the Certificate of Designations).

(d) For purposes of this Section 5.08, in determining the number of outstanding shares of Common Stock, the Investor Parties may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K, Current Report on Form 8-K or other public filing with the SEC, (ii) a more recent public announcement by the Company or (iii) any other more recent written notice by the Company, in each case setting forth the number of shares of Common Stock outstanding. Upon the written request of the Investor Parties, the Company shall within two (2) Business Days confirm in writing to the Investor Parties the number of shares of Common Stock then outstanding.

(e) The provisions of this Section 5.08 shall be construed, corrected and implemented in a manner so as to comply with the rules and regulations of NASDAQ and so as to effectuate the intended beneficial ownership limitation herein contained. The shares of Common Stock underlying the Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Investor Parties for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(f) For purposes of this Section 5.08, the Investor Parties shall be solely responsible for determining the number of shares that they beneficially own. The Company shall not at any time be under any duty or responsibility to the Investor Parties to determine the Investor Parties’ beneficial ownership of shares of Common Stock or any Class, nor shall the Company have any responsibility to determine or monitor compliance with the terms of this Section 5.08, and the Company shall have no liability to the Investor Parties in connection with the provisions of this Section 5.08.

Section 5.09 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Preferred Stock or Common Stock or other securities issued upon conversion of the Preferred Stock in each case to the extent required by applicable Law; provided, that to the extent that the Investors have previously delivered an appropriate IRS Form W-8 or W-9 to the Company establishing an exemption for U.S. federal withholding (including backup withholding), the Company shall not be permitted to withhold unless the Company has provided the Investors advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given the Investors a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investors with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investors evidencing such payment.

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issuance of the Preferred Stock and (y) the issuance of shares of Common Stock upon conversion of the Preferred Stock. However, in the case of conversion of Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock to a beneficial owner other than the beneficial owner of the Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

(c) The parties hereby agree that Section 13 of the Certificate of Designations is incorporated by reference.

Section 5.10 Spin-Off Matters.

(a) The Company shall, and shall cause each of its Affiliates to, (i) consult in good faith with the Investors with respect to the structuring of a Spin-Off, and give reasonable and good faith consideration to any proposals or comments made by the Investors and their counsel, (ii) provide the Investors with a reasonable opportunity to review and comment upon (A) all Spin-Off Transaction Documents prior to execution thereof, (B) any registration statement

(including any amendments or supplements thereto), to be filed by SpinCo with the SEC in connection such Spin-Off prior to such filing, and, in each case, give reasonable and good faith consideration to any comments made by the Investors and their counsel and (C) any information, other than publicly available information filed with the SEC in connection with the transactions contemplated hereby, contained in any filings with a Governmental Authority (including the SEC and the IRS or any other Taxing Authority) that relates to the Investors or this Agreement (which approval will not be unreasonably withheld, delayed or conditioned), (iii) keep the Investors apprised on a reasonably current basis of (A) the anticipated date and time of the consummation of such Spin-Off, (B) progress of any antitrust, regulatory or other notification or filing required in connection with the transactions contemplated by the Spin-Off Transaction Documents, (C) any material disputes that arise under or relate to the Spin-Off Transaction Documents and (D) material communications or submissions with the IRS or other Taxing Authority concerning the matters set forth herein, and (iv) without the consent of the Investors, not to be unreasonably withheld, delayed or conditioned, not consummate a Spin-Off without obtaining a Tax Opinion or Ruling.

(b) In the event a Standalone Spin-Off is consummated, in connection with the consummation of such Spin-Off:

(i) (A) the Company shall cause SpinCo to issue to the Company a number of shares of convertible preferred stock of SpinCo having an aggregate liquidation preference equal to the Specified Assumed Amount (the “SpinCo Preferred Stock”) and having the designation, preferences, rights, privileges, powers, and terms and conditions, that are identical to those specified in the Certificate of Designations and (B) the Company shall, immediately following such issuance, issue such SpinCo Preferred Stock to the applicable Investor Parties in exchange for a number of shares of Preferred Stock having an aggregate liquidation preference equal to the Specified Assumed Amount provided, that, in each case of the foregoing clauses (A) and (B), such transactions shall be structured for U.S. federal income tax purposes as a distribution of preferred shares in SpinCo to the Investor Parties in respect of the Investor Parties’ Preferred Stock in a transaction qualifying as tax-deferred to the Investors under Section 355 or Section 361 of the Code and the Investors, the Company and SpinCo shall otherwise use good faith efforts to structure such transactions in a tax efficient manner; and

(ii) the Company shall cause SpinCo to enter into an investor rights agreement and a registration rights agreement, in each case, with the Investors and/or their applicable Affiliates, and duly adopt and file a certificate of designation with the Secretary of State of the State of Delaware (or such other applicable jurisdiction), that provides the Investor Parties with rights and obligations that are identical to those set forth in Section 5.02, Section 5.04, Section 5.06, Section 5.07, Section 5.09, Section 5.13, Section 5.15, Section 5.16 and, if requested in writing by the Investors, Section 5.17, the Registration Rights Agreement and the Certificate of Designations, as applicable, in each case, with such changes to be agreed among the Company, the Investor and SpinCo. In addition, to the extent SpinCo has not done so on the date that the Standalone Spin-Off is consummated, SpinCo shall, as promptly as possible after the date thereof, apply to cause the aggregate number of shares of common stock issuable upon the conversion of the SpinCo Preferred Stock issued to the Investors pursuant to this Agreement and pursuant to the SpinCo certificate of designations to be approved for listing on the NASDAQ or other national securities exchange, subject to official notice of issuance; provided, that SpinCo shall promptly amend such application to account for any event that results in an adjustment to the conversion price of the SpinCo Preferred Stock.

Notwithstanding anything in this Section 5.10 to the contrary, if the Company announces a Standalone Spin-Off and then, prior to the consummation of such Standalone Spin-Off, the Company subsequently announces a Subsequent Transaction, the Company shall have no obligations under this Section 5.10(b) unless and until the Subsequent Transaction is terminated and the Company determines to undertake a Standalone Spin-Off.

Section 5.11 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares (a) to pay for any costs, fees and expenses incurred in connection with the Transactions or (b) for general corporate purposes, including any potential Spin-Off.

Section 5.12 DTC Eligibility. Promptly following the Closing, the Company shall use commercially reasonable efforts to cause the shares of Preferred Stock to be eligible for resale through The Depository Trust Company.

Section 5.13 Financing Cooperation. From and after the Closing, if requested by an Investor Party, the Company will provide cooperation (with, in each case, all reasonable, documented out-of-pocket expenses, including legal expenses, incurred by the Company in connection with the foregoing, being borne by such Investor Party) in connection with such Investor Party obtaining any Permitted Loan, including with respect to the following: (i) entering into an issuer agreement (in customary form and substance reasonably satisfactory to the Company and the sources of the Permitted Loan) with each lender in connection with such transactions (which agreement may include agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon Foreclosure, agreements to not hinder or delay exercises of remedies on Foreclosure, acknowledgments regarding organizational documents and corporate policy, if applicable, and certain acknowledgments regarding the pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock and securities law status of the pledge arrangements and a specified list of Competitors (which, for the avoidance of doubt, shall only apply if such transaction is not undertaken in a registered offering or an offering exempt from registration under Rule 144 or Rule 144A of the Securities Act), (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock and depositing any pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock in book entry form on the books of The Depository Trust Company, in each case when eligible to do so or otherwise as agreed with the transfer agent (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such shares of Preferred Stock or Common Stock are eligible for resale under Rule 144A, depositing such pledged shares of Preferred Stock and/or shares of Common Stock in book entry form on the books of The Depository Trust Company or other depository with customary representations and warranties from the applicable Investor Party or its applicable Affiliates regarding compliance with securities Laws, (iii) if so requested by such lender or counterparty, as applicable, re-registering on the books and records of the transfer agent the pledged shares of Preferred Stock and/or Common Stock in the name of the relevant lender, agent, counterparty, custodian or similar party to a Permitted Loan, with respect to a Permitted Loan as securities intermediary and only to the extent the Investor Parties (or its or their Affiliates) continue to beneficially own such pledged shares of Preferred Stock and/or Common Stock, (iv) entering into customary triparty agreements (in form and substance reasonably satisfactory to the Company and the sources of the Permitted Loan) with each lender and the applicable Investor Parties relating to the delivery of the applicable shares of Preferred Stock and/or Common Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder and (v) such other cooperation and assistance as the Investor Parties may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an issuer agreement is conditioned on the Investors certifying to the Company in writing that (A) the loan agreement with respect to which the issuer agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Investors have pledged the Preferred Stock and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) the Investor Parties acknowledge and agree that the Company will be relying on such certificate when entering into the issuer agreement and any material inaccuracy in such certificate will be deemed a breach of this Agreement. The Investor Parties acknowledge and agree that the statements and agreements of the Company in an issuer agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Investor Parties under this Agreement the Investor Parties shall not be entitled to use the statements and agreements of the Company in an issuer agreement against the Company.

Section 5.14 State Securities Laws. Promptly following the date hereof, the Company shall use its reasonable best efforts to (a) make all filings with the SEC under the Securities Act and Exchange Act related to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby in the time periods required by (including any extensions permitted by) the Securities Act and Exchange Act, as applicable, (b) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Preferred Stock and (c) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Preferred Stock; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Section 5.15 Participation Rights.

(a) For the purposes of this Section 5.15, “Excluded Stock” shall mean (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii)

the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a Company Stock Plan or other stock option plan, restricted stock plan or other similar plan approved by the Board, (iii) securities issued pursuant to the conversion, exercise or exchange of the Preferred Stock issued to the Investors, (iv) shares of equity securities issued as consideration in connection with a “business combination” (as defined by the rules and regulations promulgated by the SEC) or as consideration in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to acquisitions or strategic transactions (including, for the avoidance of doubt, whether structured as a merger, consolidation, asset or stock purchase, or other similar transaction); (vi) securities issued pursuant to the conversion, exercise or exchange of Preferred Stock, (vii) shares of a Subsidiary of the Company issued to the Company or a Subsidiary of the Company, (viii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (ix) shares of equity securities to a third-party lender in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction.

(b) For so long as the 50% Beneficial Holding Requirement is satisfied by the Investor Parties, if the Company or a Subsidiary of the Company proposes (x) to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than Excluded Stock, or (y) any Covered Financing then, the Company shall:

(i) give written notice to the Investor Parties, no less than five (5) Business Days prior to the closing of such issuance, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”) or the Covered Financing, including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities or Covered Financing; (C) the amount of such securities proposed to be issued or the amount of the Covered Financing; and (D) such other information as the Investor Parties may reasonably request in order to evaluate the proposed issuance or Covered Financing (except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities or participants in the Covered Financing); and

(ii) offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued or the Covered Financing is consummated and upon full payment by the Investor Parties, a portion of the Proposed Securities or Covered Financing equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor Parties beneficially own (on an “as-converted basis” and without regard to the provisions set forth in Section 5.08 hereof) by (B) the total number of shares of Common Stock then outstanding (on an “as-converted, as-exercised basis” and without regard to the provisions set forth in Section 5.08 hereof) (such percentage, the “Participation Portion”); provided, however, that, subject to compliance with the terms and conditions set forth in Section 5.15(h), the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) the portion of the

Proposed Securities or Covered Financing that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law (so long as any Person with rights under Section 5.15 of the Apollo Investment Agreement is similarly limited on a proportional basis) (provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Investor Parties pursuant to Section 5.15(b)(i), which notice shall include a description of the Proposed Securities(including the number thereof) or Covered Financing that would require stockholder approval in respect of the issuance thereof (the “Restricted Issuance Information”)).

(c) The Investors will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company or enter into such other Covered Financing as the Company proposes to enter to the Investor Parties, which notice must be given within three (3) Business Days after receipt of such notice from the Company. The closing of the exercise of such subscription or participation right shall take place simultaneously with the closing of the sale of the Proposed Securities or Covered Financing giving rise to such subscription or participation right; provided, however, that the closing of any purchase or other funding by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities or consummation of the Covered Financing giving rise to such preemptive right (but shall not delay such closing for any other purchaser or financing party) to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the Investor Parties to receive proceeds from calling capital pursuant to commitments made by its (or its affiliated investment funds’) limited partners. If the Investors elect to purchase any securities or participate in a Covered Financing pursuant to this Section 5.15(c), the Investors, at their sole expense, shall make any filings required in connection with such participation under antitrust or other applicable Law promptly following the delivery to the Company of the corresponding notice of acceptance and shall use reasonable best efforts to obtain applicable antitrust clearance and/or approval under antitrust or other applicable Laws. Notwithstanding anything to the contrary contained herein, if the Company desires to modify or amend the terms and conditions of the offer prior to the expiration of the offering period described above, the Company shall deliver to the Investors a new notice and the Investors will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company to the Investor Parties, or participate in any or all of a Covered Financing, which notice must be given within three (3) Business Days after receipt of such new notice from the Company.

(d) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase or enter into a Covered Financing that the Investor Parties have not elected to participate in during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.15(b). Any Proposed Securities offered or sold by the Company or Covered Financing after such ninety (90)-day period must be reoffered to the Investor Parties pursuant to this Section 5.15.

(e) The election by any Investor Party not to exercise its subscription or participation rights under this Section 5.15 in any one instance shall not affect their right as to any subsequent proposed issuance.

(f) Notwithstanding anything in this Section 5.15 to the contrary, the Company will not be deemed to have breached this Section 5.15 if not later than thirty (30) Business Days following the issuance of any Proposed Securities or entry into a Covered Financing in contravention of this Section 5.15, the Company or the transferee of such Proposed Securities or party to such Covered Financing offers to sell a portion of such equity securities or additional equity securities of the type(s) or enter into a financing arrangement of the type(s) in question to each Investor Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, or such previous Covered Financing and such additional proposed financing, each Investor Party will have had the right to purchase or subscribe for Proposed Securities or participate in the Covered Financing in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in Section 5.15(b) and Section 5.15(c).

(g) In the case of an issuance subject to this Section 5.15 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof. Notwithstanding anything in this Section 5.15 to the contrary, the Investors’ participation rights shall not include an offering of securities acquired in exchange for the Convertible Notes.

(h) In the event that the Company is not required to offer or reoffer to the Investor Parties any Proposed Securities because such issuance would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law, the Company shall, upon the Investor Parties’ reasonable request delivered to the Company in writing within no later than three (3) Business Days following its receipt of the written notice of such issuance to the Investor Parties pursuant to Section 5.15(b)(i) (together with the Restricted Issuance Information), at the Investor Parties’ election:

(i) waive the restrictions set forth in paragraph 1 of the Elliott Letter Agreement solely to the extent necessary to permit any Investor Party to acquire such number of securities of the Company (including Common Stock) equivalent to its Participation Portion of the Proposed Securities such Investor Party would have been entitled to purchase had it been entitled to acquire such Proposed Securities pursuant to Section 5.15(c) (provided, that such request by Investor Parties shall not be deemed to be a violation of the Elliott Letter Agreement);

(ii) consider and discuss in good faith modifications proposed by the Investor Parties to the terms and conditions of such portion of the Proposed Securities which would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified; and/or

(iii) solely to the extent that stockholder approval is required in connection with the issuance of equity securities to Persons other than the Investor Parties, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of any Proposed Securities to the Investor Parties.

Section 5.16 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investors, their respective Affiliates, or any Elliott Director being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if an Elliott Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Investors’, their respective Affiliates’ and the Elliott Director’s interests (to the extent the Investors or their respective Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and Company capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investors, the Investors’ Affiliates and/or any Elliott Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investors or their respective Affiliates that will serve on the board of directors (or its equivalent) of such other issuer, then if the Investors require that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall use reasonable best efforts to request that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investors’, their respective Affiliates’ and any Elliott Director’s (for the Investors and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.17 Information Rights.

(a) For so long as the 25% Beneficial Holding Requirement is satisfied by the Investor Parties, to the extent requested in writing by the Investors, the Company agrees promptly to provide the Investors with the same information and access to members of the Company’s management team as provided to lenders under the Credit Agreement or the Indenture (or, in each case, any replacement or refinancing thereof) or any other senior indebtedness of the Company.

(b) Individuals associated with the Investor Parties may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 5.04) share such information with other individuals associated with the Investor Parties who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Investor Parties, as equityholders, to better evaluate the Company’s performance and prospects; provided, that such other individuals are informed about the confidential nature of such information and agree in writing to maintain the confidentiality of such information consistent with the confidentiality obligations under Section 5.04.

(c) Without limiting its obligations under Section 5.06(c), the Company acknowledges that neither the Investors nor any of their respective Affiliates owes the Company or any of its Affiliates any duty that would either restrain the Investors or any of their respective Affiliates from purchasing, selling or otherwise trading in any securities of the Company or any derivatives of such securities, in each case, in compliance with applicable securities Laws, and nothing in this Agreement shall be deemed to create any such duty. The Company agrees that, upon the written request of an Investor, it will confirm to the Investors in writing whether the Company is in an Open Window as promptly as practicable (and within no more than one Business Day) after such request. “Open Window” means a period in which (i) the Company does not have in place any restrictions on the ability of members of the Board to trade in the securities of the Company or (ii) the Company is buying, selling or offering to sell securities of the Company in the public markets.

ARTICLE VI

Survival

Section 6.01 Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the Closing Date, with respect to the representations and warranties made at the Closing Date until the twelve (12) month anniversary of the Closing; provided, that the Fundamental Representations shall survive the Closing for forty-eight (48) months following the Closing; provided, further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding anything in this Agreement to the contrary, subject to Section 7.13, (a) in no event will the Investor Related Parties, collectively, have any liability (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including willful breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Purchase Price, and (b) in no event will the Company Related Parties, collectively, have any liability in the aggregate in excess of the amount of the Purchase Price, except in the case of fraud.

ARTICLE VII

Miscellaneous

Section 7.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 7.02 Extension of Time, Waiver, Etc. The Company and the Investors may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investors in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.03 Assignment(a) .

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (A) without the prior written consent of the Company, the Investors or any Investor Party may assign its rights, interests and obligations set forth in (i) this Agreement, in whole or in part, to one or more of their Affiliates or (ii) Section 5.02 and, to the extent the assignment is made in connection with a Transfer of at least 10% of the then outstanding Preferred Stock (or any Common Stock issued upon conversion of such Preferred Stock), the rights, interests and obligations set forth in the Registration Rights Agreement, to a Third Party, so long as in each case of the foregoing clauses (i) and (ii), the assignee shall agree in writing to be bound by the provisions of this Agreement and, if applicable, the Registration Rights Agreement, including the rights, interests and obligations so assigned, (B) without the prior written consent of the Company, the Investors may grant a security interest in its respective rights (but not its obligations) under this Agreement in connection any Permitted Loan and (C) if the Company consolidates or merges with or into any Person and the Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Fundamental Change, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Investors; provided, further that no such assignment under clause (A) above will relieve the Investors of their respective obligations hereunder prior to the Closing. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(b) The Investors understand and agree that the rights and obligations set forth under Section 5.01, Section 5.03, Section 5.08, Section 5.10, Section 5.13, Section 5.15, Section 5.16 and Section 5.17 (collectively, the “Initial Investor Rights”) shall inure solely to the benefit of the Investor Parties and, notwithstanding anything in this Agreement to the contrary, the Investors shall not Transfer or assign, in whole or in part, by operation of Law or otherwise, any or all of the Initial Investor Rights to any Person (other than an Affiliate as otherwise permitted by this Agreement).

Section 7.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the other Transaction Documents, the Certificate of Designations, the Elliott Letter Agreement and that certain confidentiality agreement, dated June 7, 2022, between the Company and Elliott (as amended as of the date hereof), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided, that Section 7.13 shall be for the benefit of and fully enforceable by each of the Investor Related Parties.

Section 7.06 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 7.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investors would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

Section 7.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a) If to the Company, to it at:

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California

Attention: Chief Legal Officer

Email: Michael.Ray@wdc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Thomas J. Ivey

Email: thomas.ivey@skadden.com

(b) If to the Investors or any Investor Party, to the Investors at:

c/o Elliott Investment Management, L.P.

360 S. Rosemary Ave., 18th Floor

West Palm Beach, FL 33401

Attention: Jason Genrich

Email: jgenrich@elliottmgmt.com

with a copy to (which will not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Richard J. Birns; Stewart L. McDowell

Email: rbirns@gibsondunn.com; smcdowell@gibsondunn.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11 Expenses. Except as otherwise expressly provided herein or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions and other transactions between the Company and the Investors or their Affiliates shall be paid by the party incurring such costs and expenses; provided, that at the Closing, the Company shall reimburse the Investors for expenses relating to the Transactions and other transactions between the Company and the Investors or their Affiliates (payable in cash or by offset against the Purchase Price) in an amount equal to $4,700,000.00.

Section 7.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be constructed to have the same meaning and affect as the word “shall”. The words “made available to the Investors” and words of similar import refer to documents (A) posted to the Intralinks Datasite for Project Wales by or on behalf of the Company or (B) delivered in Person or electronically to the Investors or their respective Representatives, in each case no later than one (1) Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the NASDAQ, all references herein to NASDAQ shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 7.13 Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, (B) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents), (C) any breach or violation of this Agreement or any other of the other Transaction Documents and (D) any failure of any of the transactions contemplated hereunder or under any of the other Transaction Documents or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of any of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents and in accordance with, and subject to the terms and conditions of this Agreement or such other Transaction Documents, as applicable. In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary and without limiting the foregoing or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges on behalf of itself and its respective Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder shall be sought or had against any other Person, including any Investor Related Party, and no other Person, including any Investor Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that the Company or the Investor Parties, as applicable, may assert: (i) against any Person that is party to and solely pursuant to the terms and conditions of, Section 5.04 or (ii) against the Investor Parties solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents or otherwise, no party hereto or any Investor Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or lost profits, opportunity costs, loss of business reputation, diminution in value or damages based upon a multiple of earnings or similar financial measure which may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WESTERN DIGITAL CORPORATION

By:	/s/ Wissam Jabre
Name: Wissam Jabre
Title: Executive Vice President and Chief Financial Officer

ELLIOTT ASSOCIATES, L.P.

By: Elliott Investment Management L.P., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Hambledon, Inc., its General Partner
By: Elliott Investment Management L.P., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliott Greenberg
Title: Vice President

[Signature Page to Investment Agreement]